                             ZIMMERMAN SIGN COMPANY

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 1998

                            ------------------------

To the Stockholders of
  ZIMMERMAN SIGN COMPANY:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Zimmerman Sign Company (the "Company") will be held on May 22, 1998 at 10:00 A.M., central time, at the Holiday Inn - Southeast Crossing, 3310 Troup Hwy. Tyler, Texas for the following purposes:

    1.  To elect five directors of the Company;

    2. To vote upon a proposal to ratify the selection of independent auditors; and

    3. To transact such other business as may properly come before the meeting and any adjournment thereof.

    Only stockholders of record at the close of business on April 16, 1998 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

    Your attention is directed to the Proxy Statement submitted with this notice. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, SUCH STOCKHOLDER MAY REVOKE SUCH PROXY AND VOTE SUCH SHARES IN PERSON. No postage need be affixed to the enclosed envelope if mailed in the United States.

                                          By Order of the Board of Directors

                                          /s/ Jeffrey P. Johnson

                                          Jeffrey P. Johnson
                                          SECRETARY

                             ZIMMERMAN SIGN COMPANY
                              9846 HIGHWAY 31 EAST
                               TYLER, TEXAS 75705
                                  903-535-7400

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    Your Proxy is being solicited by the Board of Directors of Zimmerman Sign Company (the "Company" or "Zimmerman") for use at the Annual Meeting of Stockholders to be held at the Holiday Inn - Southeast Crossing, 3310 Troup Hwy. Tyler, Texas on May 22, 1998 at 10:00 A.M., central time and at any reconvened meeting following adjournment thereof. In addition to solicitation of Proxies by mail, the directors, officers and employees of the Company may solicit Proxies personally, by telephone, telefax or telegram. The expense of all such solicitation, including the cost of preparing, printing and mailing this Proxy Statement, will be borne by the Company. The Company will, upon request, reimburse brokers, banks or other persons for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of the Company's shares. This Proxy Statement, the accompanying Proxy and the Company's Annual Report to Stockholders, which contains financial statements for the year ended December 31, 1997, will first be mailed to stockholders of the Company on or about April 16, 1998.

    If the enclosed form of Proxy is executed and returned, it will be voted as directed by the stockholder. If no directions are given, Proxies will be voted for election as directors of all of the nominees specified therein and for the ratification of the selection of KPMG Peat Marwick LLP ("KPMG") as independent auditors for the calendar year 1998. A stockholder who has submitted a Proxy pursuant to this solicitation may revoke it at any time before it is voted at the Annual Meeting of Stockholders. A Proxy may be revoked by delivery to the Secretary of the Company, at the Company's address set forth above, a written revocation of such Proxy or a duly executed Proxy bearing a later date that is prior to the date of the Annual Meeting. Any stockholder present at the meeting may vote personally on all matters brought before the meeting and, in that event, such stockholder's Proxy will not be used at the meeting by holders of the Proxy.

    Only stockholders of record as of the close of business on April 16, 1998 will be entitled to vote at the meeting. On that date, the Company had outstanding and entitled to one vote per share, 1,854,692 shares of Common Stock, par value $0.01 per share ("Common Stock"). A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

    If no contrary instruction is indicated, shares represented by properly executed Proxies in the accompanying form of proxy will be voted by the persons designated in the printed portion thereof FOR the election of the nominees named below to serve as directors for a one-year term and FOR the ratification of the selection of KPMG as independent auditors for the calendar year 1998. Each director must be elected by the affirmative vote of a plurality of the votes cast at the meeting by the holders of shares of Common Stock represented in person or by Proxy. Approval of KPMG as independent auditors requires the affirmative vote of a majority of the shares of Common Stock present or represented at the meeting.

    Management does not know of any other matters to be brought before the meeting at this time; however, if any other matters are brought before the meeting, the proxy holder shall vote in his discretion with respect to the matter. In the event a stockholder specifies a different choice on the Proxy, such stockholder's shares will be voted or withheld in accordance with the specifications so made. Should any nominee for director named herein become unable or unwilling to accept nomination or election, it is intended that the persons acting under proxy will vote for the election of such other person as the Board of Directors of the Company may recommend unless the number of directors is reduced by the Board of Directors. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected to office.

                             PRINCIPAL STOCKHOLDERS

    Listed below are the number of shares of Common Stock beneficially owned as of March 6, 1998 by the holders of more than 5% of the Common Stock of the Company.

                                                                      COMMON STOCK    PERCENT
                                                                     --------------  ---------
Geneve Holdings, Inc. ("GHI") (1)..................................       818,579       44.14%
  96 Cummings Point Road
  Stamford, CT. 06902

David E. Anderson..................................................       252,423       13.61%
  8350 N. Central Expressway
  Suite 600
  Dallas, TX 75206

Tom E. Boner.......................................................       100,462        5.31%
  9846 Highway 31 East
  Tyler, TX 75705

------------------------

(1) By virtue of his ownership of capital stock of GHI, Mr. Edward Netter, Chairman of GHI, may be deemed to be the controlling person thereof. Mr. Netter disclaims beneficial ownership as to shares of Zimmerman Common Stock owned by GHI.

    To the best knowledge of the Company, each of GHI, Mr. Anderson and Mr. Boner has sole investment and voting power with respect to the shares listed above, and no other person or persons acting in concert own beneficially more than 5% of the Common Stock.

    The following table sets forth for each director of the Company, the Chairman and the four most highly compensated executive officers of the Company other than the chairman for the year ended December 31, 1997, and for all directors and executive officers of the Company as a group, information regarding beneficial ownership of Common Stock as of March 6, 1998.

                                                                                 PERCENT OF
                                                                                   CLASS
                                                                SHARES OF       ENTITLED TO
NAME                                                           COMMON STOCK         VOTE
-----------------------------------------------------------  ----------------  --------------

David E. Anderson..........................................      252,423             13.61%

Tom E. Boner...............................................     100,462(1)            5.31%

Michael W. Coppinger.......................................     38,639(2)             2.07%

Carl A. Goldman............................................     11,000(3)            *

John T. Griggs.............................................     23,183(4)             1.24%

Jeffrey P. Johnson.........................................     30,911(5)             1.65%

Steven B. Lapin............................................        100               *

Roy T.K. Thung.............................................        250               *

All directors and executive officers as a group (9
  persons).................................................  (1)(2)(3)(4)(5)         23.53%

------------------------

*   Represents less than 1% of the outstanding Common Stock.

(1) Includes 38,639 shares of Common Stock subject to options granted to Mr. Boner as of January 1997 all of which options are presently exercisable.

(2) Includes 15,456 shares of Common Stock subject to options granted to Mr. Coppinger as of January 1997 all of which options are presently exercisable.

(3) Includes 10,000 shares of Common Stock subject to options granted to Mr. Goldman on April 15, 1997, all of which options are presently exercisable.

(4) Includes 7,728 shares of Common Stock subject to options granted Mr. Griggs as of January 1997 all of which options are presently exercisable.

(5) Includes 15,456 shares of Common Stock subject to options granted to Mr. Johnson as of January 1997 all of which options are presently exercisable.

    The Company was a majority owned subsidiary of Independence Holding Company ("IHC") until December 31, 1996, when IHC distributed all of its investment in the Company to holders of IHC's common stock.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Five directors will be elected at the meeting, each to hold office until the next Annual Meeting of Stockholders and until such director's successor shall be elected and shall qualify or until his earlier resignation, removal from office or death.

    It is intended that shares represented by Proxies will be voted for the election of the nominees named below. If at the time of the meeting any of the nominees should be unwilling or unable to serve, the discretionary authority provided in the Proxy will be exercised to vote for a substitute or substitutes, as the Board of Directors recommends. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve as a director.

              THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
                VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES.

    The persons named below have been nominated for election as directors. All of such nominees presently serve as directors of the Company.

David E. Anderson, age 53
Chairman

    David E. Anderson has been Chairman of Zimmerman since November 1996 and a Director since 1982. Mr. Anderson was Chairman of Zimmerman Holdings, Inc. (formerly the immediate parent company of Zimmerman) for more than five years prior to November 1996. From 1981 until 1986, he was Executive Vice President and a Director of IHC. Mr. Anderson is currently a director of Standard Security Life Insurance Company of New York, a subsidiary of IHC. Previously, Mr. Anderson was a Vice President of The Dyson-Kissner-Moran Corporation and a Vice President of Continental Illinois National Bank and Trust Company of Chicago.

Tom E. Boner, age 59
President

    Tom E. Boner has been President, Treasurer and a Director of Zimmerman since 1984, having joined Zimmerman in 1981 as Director of Sales and Marketing. From 1970 to 1975, he was in sales with American Sign and Indicator, and from 1976 until 1981, was with American Bank Equipment Company. Mr. Boner served as a Director of the International Sign Association from 1986 until 1995 and was Chairman thereof in 1993.

Carl A. Goldman, age 64
Director

    Carl A. Goldman is co-founder and has been President and Chief Executive Officer of Corporate Capital Consultants, Inc. since its inception in 1974. Prior thereto, he spent ten years in the investment banking department of three Wall Street firms and five years as Treasurer of The Franklin Corporation, a small business investment company. Mr. Goldman has been a consultant to Zimmerman and IHC since February 1996. Mr. Goldman became a director of Zimmerman as of December 31, 1996.

Steven B. Lapin, age 52
Director

    Steven B. Lapin has been a Director of Zimmerman since August 1992. He has been President and Chief Operating Officer of IHC since November 1993, and for more than two years prior thereto, was its Executive Vice President, Operations. Mr. Lapin has also been President and Chief Operating Officer of Geneve Corporation (a diversified financial holding company subsidiary of GHI) ("Geneve") since October 1993, and for more than two years prior thereto, was Executive Vice President and Chief Operating Officer of Geneve. Mr. Lapin is also a director of IHC, Geneve, American Educational Products, Inc. (a developer and producer of hands-on educational materials) and the Aristotle Corporation (a holding company for a subsidiary that designs, manufactures and markets women's intimate apparel).

Roy T.K. Thung, age 54
Director

    Roy T. K. Thung has been a Director of IHC since December 1990. He has also served as Executive Vice President and Chief Financial Officer of IHC since November 1993, and for more than two years prior thereto was Senior Vice President, Chief Financial Officer and Treasurer of IHC. Mr. Thung has also been Executive Vice President and Chief Financial Officer of Geneve since November 1993, and for more than two years prior thereto was Senior Vice President and Chief Financial Officer of Geneve. Mr. Thung became a director of Zimmerman as of December 31, 1996.

    The Company was spun-off from IHC on December 31, 1996. The Board of Directors met four times in 1997. In addition, the Audit Committee of the Board, which is responsible for the recommendation of the Company's independent public auditors, the review of such auditor's audit and recommendations concerning internal controls, met twice in 1997 and has met twice thus far in 1998. The Audit Committee currently consists of Messrs. Goldman and Thung.

    The Company also has a Compensation Committee, which is responsible for reviewing and approving the compensation of executive officers, reviewing and recommending for approval the compensation of directors, advising management regarding employee benefits, and administering the Company's 1996 Stock Option Plan. The Compensation Committee currently consists of Messrs. Anderson, Goldman and Lapin. The committee met twice in 1997 and has met once thus far in 1998.

    Directors of the Company who are not also employees of the Company or employees of an affiliate of the Company receive an annual fee of $7,000 plus $1,000 for each Board meeting and $500 for each Committee meeting attended. Directors who are officers of the Company do not receive compensation for serving as directors of the Company.

    Pursuant to the Company's 1996 Stock Option Plan, directors of the Company who are not also employees of the Company or employees of an affiliate of the Company ("Independent Directors") are eligible to participate in the Company's Stock Option Plan under terms and conditions approved by the Compensation Committee.

                               EXECUTIVE OFFICERS

    The following table sets forth information relating to the executive officers of the Company who are not also directors of the Company.

NAME                                       AGE                               POSITION
-------------------------------------      ---      -----------------------------------------------------------

Michael W. Coppinger                           51   Vice President, Sales

John T. Griggs                                 40   Vice President, Manufacturing

Jeffrey P. Johnson                             36   Vice President, Chief Financial Officer and Secretary

Michael F. St. Onge                            51   Vice President, Corporate Services

    Michael W. Coppinger has been Vice President, Sales of Zimmerman since 1987, having joined Zimmerman in 1982 as a Regional Sales Manager. From 1973 to 1981, he was with State Sign of Houston as a sales representative and was a Branch Manager for Bajon Sign of Corpus Christi from 1981 to 1982. He is a past president of the Texas Sign Association.

    John T. Griggs has been Vice President, Manufacturing of Zimmerman since 1987. Previously, he was a National Sales Manager for Tenncon, Inc. and held manufacturing and inventory management positions with Aladdin Industries.

    Jeffrey P. Johnson has been Vice President and Chief Financial Officer of Zimmerman since 1990 and Secretary of Zimmerman since December 1996. He joined Zimmerman in 1985 as Controller. Previously, Mr. Johnson was employed with Price Waterhouse. Mr. Johnson is a CPA and a member of the AICPA and the Texas Society of CPAs. He is a Director and Officer of the Texas Sign Association and a Director of the Southwest Sign Council of the International Sign Association.

    Michael F. St. Onge has been Vice President, Corporate Services of Zimmerman since January 1996. Mr. St. Onge was with Jim Pattison Sign Group's Pacific Northwest Region for more than five years prior to joining Zimmerman serving most recently as Executive Vice President and General Manager. He is a past Chairman of the International Sign Association.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth compensation paid by Zimmerman to its chief executive officer and the four other most highly compensated executive officers (collectively the "Named Executive Officers") for the years ended December 31, 1997, 1996 and 1995.

                                                                                       LONG TERM COMPENSATION
                                                                                 -----------------------------------
                                                                                  AWARDS
                                                ANNUAL COMPENSATION              ---------                 PAYOUTS
                                      ----------------------------------------    RESTR.     SECURITIES   ----------    ALL OTHER
                                                                OTHER ANNUAL       STOCK     UNDERLYING      LTIP      COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR     SALARY($)    BONUS($)   COMPENSATION($)   AWARDS($)   OPTIONS(2)   PAYOUTS($)      (3)($)
---------------------------  -------  -----------   --------   ---------------   ---------   ----------   ----------   ------------
David E. Anderson             1997     125,000            0       --              --            --          --             1,104
  Chairman                    1996     188,000(1)         0       --              --            --          --           352,180
                              1995     188,000(1)    52,441       --              --            --          --             3,120

Tom E. Boner                  1997     200,500            0       --              --           38,639       --             5,004
  President and               1996     155,500       40,000       --              --            --          --           331,454
  Treasurer                   1995     150,500       43,410       --              --            --          --             2,652

Michael W. Coppinger          1997     121,300            0       --              --           15,456       --             4,806
  Vice President,             1996     104,300       20,000       --              --            --          --           135,854
  Sales                       1995     100,000       25,033       --              --            --          --             2,020

John T. Griggs                1997     115,800            0       --              --            7,728       --             4,642
  Vice President,             1996     104,300       20,000       --              --            --          --            70,654
  Manufacturing               1995     100,000       24,534       --              --            --          --             2,020

Jeffrey P. Johnson            1997     115,800            0       --              --           15,456       --             4,642
  Vice President and          1996     104,300       20,000       --              --            --          --           135,854
  Chief Financial             1995     100,000       25,033       --              --            --          --             2,020
  Officer

--------------------------

(1) Mr. Anderson's compensation includes amounts received from Zimmerman Holdings, Inc., which was formerly Zimmerman's majority shareholder.

(2) Reflects options to purchase Common Stock.

(3) Represents dollar value of premiums paid for term life insurance, contributions made under Zimmerman's 401(k) savings plan instituted in 1995, and other compensation. The amounts for 1997 and 1996 term life insurance for all executive officers were $504 and $704 respectively. 1996 All Other Compensation amounts for Messrs. Boner, Coppinger, Griggs and Johnson include payments to them by Zimmerman in November 1996 in the amounts of $326,000, $130,400, $65,200, and $130,400 respectively in consideration of the termination of all of their options to acquire Zimmerman common stock; the balance of 1997 and 1996 All Other Compensation for each executive officer represents 401(k) contributions, except for Mr. Anderson, who in 1996 also received $350,000 as a one-time fee as consideration for services performed in connection with the refinancing of Zimmerman's indebtedness.

OPTION GRANTS IN 1997

    The following table provides information related to options to purchase Common Stock granted to the Named Executive Officers during 1997. The Company has not granted stock appreciation rights.

                                                                                                POTENTIAL REALIZABLE
                                                    INDIVIDUAL GRANTS (1)                         VALUE AT ASSUMED
                                --------------------------------------------------------------    ANNUAL RATES OF
                                  NUMBER OF    PERCENTAGE OF                                        STOCK PRICE
                                 SECURITIES    TOTAL OPTIONS                                      APPRECIATION FOR
                                 UNDERLYING     GRANTED TO      EXERCISE                           OPTION TERM(2)
                                   OPTIONS     EMPLOYEES IN     PRICE PER                       --------------------
NAME                               GRANTED      FISCAL 1997       SHARE       EXPIRATION DATE      5%         10%
------------------------------  -------------  -------------  -------------  -----------------  ---------  ---------
Tom E. Boner..................       38,639         44.27%      $    3.42    December 31, 2004  $  63,094  $ 151,120
Michael W. Coppinger..........       15,456         17.71%           3.42    December 31, 2004     25,238     60,450
John T. Griggs................        7,728          8.85%           3.42    December 31, 2004     12,619     30,225
Jeffrey P. Johnson............       15,456         17.71%           3.42    December 31, 2004     25,238     60,450

------------------------

(1) The agreements underlying such options (the "Option Agreements") provide that the options are immediately exercisable. All such options have an eight year term and are transferable by the option holder.

(2) The potential realizable value columns of the table above illustrate the value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the price of the Common Stock over the terms of the options. The use of the assumed 5% and 10% returns is established by the SEC and is not intended by the Company to forecast possible future appreciation of the price of the Common Stock.

OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

    The following table provides information related to options to purchase Common Stock exercised by the Named Executive Officers during 1997 and the number and value of such options held at December 31, 1997. The Company does not have any outstanding appreciation rights.

                                                                         NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED OPTIONS       VALUE OF UNEXERCISED
                                                                                  AT                   IN-THE-MONEY OPTIONS AT
                                                                          DECEMBER 31, 1997              DECEMBER 31, 1997(1)
                                     SHARES ACQUIRED      VALUE     ------------------------------  ------------------------------
NAME                                   ON EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------  -----------------  -----------  -----------  -----------------  -----------  -----------------
Tom E. Boner......................              0       $       0       38,639               0       $  17,581       $       0
Michael W. Coppinger..............              0               0       15,456               0           7,032               0
John T. Griggs....................              0               0        7,728               0           3,516               0
Jeffrey P. Johnson................              0               0       15,456               0           7,032               0

------------------------

(1) The closing price of the Common Stock as reported by Nasdaq Trading and Market Services on December 31, 1997 was $3.875. In accordance with SEC regulations, value is calculated based on the difference between the option exercise price and $3.875 multiplied by the number of shares of Common Stock underlying the options.

EMPLOYMENT AGREEMENTS

    Mr. Anderson entered into an amendment and restatement of his existing employment agreement with Zimmerman for a term of four years commencing January 1, 1997 which, at the end of such initial four-year term, is automatically renewable for continuous one-year periods unless earlier terminated in accordance with the terms of the agreement. Pursuant to such agreement, Mr. Anderson's annual base salary is not less than $125,000, as fixed by Zimmerman's Board of Directors from time to time. Mr. Anderson is eligible also for a bonus of up to 60% of his base salary, the amount of such bonus earned to be based upon quantitative and qualitative benchmarks. Prior to December 31, 1999, under certain circumstances after (a) a change of control of Zimmerman, (b) the termination of Mr. Anderson's employment without cause or (c) his death or disability, Mr. Anderson is entitled to a severance payment in the amount of four years then-base salary plus the maximum earnable bonus. If such events occur on or after December 31, 1999, Mr. Anderson is entitled to a severance payment in the amount of three years' then-base salary plus three times the greater of 50% of the maximum earnable bonus and the most recent bonus earned.

    Mr. Boner entered into an amendment and restatement of his existing employment agreement with Zimmerman for a term of three years commencing January 1, 1997 which, at the end of such initial three-year term, is automatically renewable for continuous one-year periods unless earlier terminated in accordance with the agreement. Pursuant to such agreement, Mr. Boner's annual base salary is not less than $155,000, as fixed by Zimmerman's Board of Directors from time to time. In addition to his annual base salary under the agreement, Mr. Boner will receive supplemental salary payments of $45,000 for each of 1997 and 1998. Additionally, Mr. Boner is eligible to receive a bonus of up to 60% of his base salary (exclusive of the supplemental salary payments), the amount of such bonus earned to be based upon quantitative and qualitative benchmarks. Under certain circumstances after (a) a change of control of Zimmerman, (b) the termination of Mr. Boner's employment without cause or (c) his death or disability, Mr. Boner is entitled to a severance payment equal to three years' then-base salary (exclusive of the supplemental salary payments) plus three times the maximum earnable bonus.

    Each of Messrs. Coppinger, Johnson and Griggs entered into an amendment and restatement of his existing employment agreement with Zimmerman for a term of two years commencing January 1, 1997 which, at the end of such initial two-year term, is automatically renewable for continuous one-year periods unless earlier terminated in accordance with the agreement. Pursuant to such agreements, Messrs. Coppinger, Johnson, and Griggs each will receive an annual base salary of not less than $104,000, as fixed by Zimmerman's Board of Directors from time to time. In addition to the annual base salary under his employment agreement, each of these individuals will receive a supplemental salary payment for each of 1997 and 1998 of $17,000, $11,500, and $11,500, respectively. Additionally, each of these officers is eligible to receive a bonus of up to 50% of his base salary, the amount of such bonus earned to be based upon quantitative and qualitative benchmarks. Under certain circumstances after (a) a change of control of Zimmerman, (b) the termination of such officer's employment without cause or (c) such officer's death or disability, such officer is entitled to a severance payment equal to two year's then-base salary (exclusive of the supplemental salary payments) plus two times the maximum earnable bonus.

STOCK OPTION PLAN

    In November 1996, Zimmerman's Board of Directors adopted, and its shareholders approved, the Stock Option Plan. The purpose of the Stock Option Plan is to provide employees, officers and directors with additional incentives by increasing their proprietary interest in Zimmerman. The aggregate number of shares of Zimmerman Common Stock with respect to which options may be granted may not exceed 185,000 shares.

    The Stock Option Plan provides for the grant of incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options (collectively "Awards"). The Stock Option Plan is administered by the Compensation Committee. The Compensation Committee has, subject to the terms of the Stock Option Plan, the sole authority to grant Awards under the Stock Option Plan, to construe and interpret the Stock Option Plan and to make all other determinations and take any and all actions necessary or advisable for the administration of the Stock Option Plan.

    All of Zimmerman's full-time, salaried employees and members of the Board of Directors are eligible to receive Awards under the Stock Option Plan. Options will be exercisable during the period specified in each option agreement and will generally be exercisable in installments pursuant to a vesting schedule to be designated by the Compensation Committee. The provisions of option agreements may provide for the acceleration of the exercisability in the event of certain events including certain reorganizations and changes in control of Zimmerman. No option will remain exercisable later than ten years after the date of grant. The exercise prices for ISO's granted under the Stock Option Plan may be no less than the fair market value of the Zimmerman Common Stock on the date of grant. The exercise prices of nonqualified stock options are set by the Compensation Committee.

    There are no federal income tax consequences upon the grant of an option under the Stock Option Plan. Upon exercise of a nonqualified option, the optionee generally will recognize ordinary income in the amount equal to the difference between the fair market value of the option shares at the time of exercise and the exercise price, and Zimmerman is generally entitled to a corresponding tax deduction. When an optionee sells shares issued upon the exercise of a non-qualified stock option, the optionee realized short-term or long-term capital gain or loss, depending on the length of the holding period, but Zimmerman is not entitled to any tax deduction in connection with such sale.

    An optionee will not be subject to federal income taxation upon the exercise of ISO's granted under the Stock Option Plan, and Zimmerman will not be entitled to a federal income tax deduction by reason of such exercise. A sale of shares of Zimmerman Common Stock acquired upon exercise of an ISO that does not occur within one year after the exercise or within two years after the grant of the option generally will result in the recognition of long-term capital gain or loss by the optionee in the amount of the difference between the amount realized on the sale and the exercise price, and Zimmerman is not entitled to any tax deduction in connection therewith. If a sale of the option or within two years from the date of the option grant (a "disqualifying disposition"), the optionee generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise of the options over the exercise price or (ii) the excess of the amount realized on the sale of the shares over the exercise price. Any amount realized on a disqualifying disposition in excess of the amount treated as ordinary income will be long-term or short-term capital gain, depending upon the length of time the shares were held. Zimmerman generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary income recognized by the optionee.

    As of April 15, 1997, Zimmerman granted options under the Stock Option Plan to Mr. Goldman to purchase 10,000 shares. Zimmerman has granted, as of January 1, 1997, options under the Stock Option Plan to purchase 38,639 shares, 7,728 shares, 15,456 shares and 15,456 shares to Messrs. Boner, Griggs, Johnson and Coppinger, respectively.

401(K) SAVINGS PLAN

    Zimmerman has a defined contribution savings plan (the "Savings Plan") covering all full-time employees who have at least one year of service and who are not members of a collective bargaining unit. Messrs. Anderson, Boner and Johnson are the Savings Plan trustees. Participants in the Savings Plan may make salary-reduction contributions pursuant to Section 401(k) of the Code. Zimmerman makes matching contributions to each participant's account (not to exceed 50% of a participant's contribution), up to a maximum of 3% of a participant's monthly compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No directors have interlocking or other relationships with other boards or Zimmerman that require disclosure under Item 402(j) or Item 404 of SEC Regulation S-K.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

    Prior to December 31, 1996, Zimmerman did not have a Compensation Committee, and executive compensation was set by the Board of Directors. Under the guidance of the Board, compensation policies have been designed which align executive compensation to performance in areas key to Zimmerman's long-term success. Zimmerman's compensation objective is to maximize shareholder value by attracting, rewarding, and retaining highly qualified and productive individuals and by motivating executives and key employees toward achieving Zimmerman's strategic goals and plans. The key components of Zimmerman's executive compensation are base salary and annual incentive awards.

    The Board annually reviews and establishes base salaries, which are at levels that the Board believes are competitive with industry and regional pay practices and economic conditions. In determining appropriate salary levels, the Board considers criteria including the individual's level and scope of responsibility and performance contributions, as well as internal and market comparisons. Zimmerman awards annual cash incentive bonuses to reward executive officers and other key employees based upon individual performance and the achievement of specific financial and operational goals determined for the year. Payments of incentive bonus awards are also contingent upon the Company attaining certain levels of annual operating profitability.

    In regard to Mr. Anderson, in 1997, he participated in Zimmerman's profit incentive plan under which he was entitled to earn a cash incentive bonus of up to 60% of base salary. The plan had an escalating schedule under which profit incentive awards were linked to year-to-year improvement in Zimmerman's earnings before interest expense, taxes, depreciation and amortization. Through this mechanism, approximately two-thirds of Mr. Anderson's achievable bonus in 1997 was directly tied to profit improvement. The remaining one-third of Mr. Anderson's maximum earnable bonus was based upon the completion of other specific corporate objectives established for such year.

    Messrs. Boner, Coppinger, Griggs and Johnson also participate in Zimmerman's profit incentive plan. As in the case of Mr. Anderson, the bonus awards listed in the Summary Compensation Table for Messrs. Boner, Coppinger, Griggs and Johnson reflect cash incentive awards under such plan.

    Under the Stock Option Plan, Zimmerman's executive officers will be eligible to receive stock option grants at the discretion of the Compensation Committee.

    This report submitted by the 1997 Compensation Committee:

         David E. Anderson         Carl A. Goldman        Steve B. Lapin

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's directors, executive officers, and any person holding more than ten percent of Zimmerman's Common Stock are required under the federal securities laws to report their initial ownership of Zimmerman's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC"). Zimmerman is required to disclose in this proxy statement any late filings of those reports. During the fiscal year ended December 31, 1997, the Company believes that no directors, executive officers or greater than ten percent beneficial owners failed to timely file reports required by Section 16(a) of the Securities Exchange Act of 1934, except for late filed Forms 5 by Messrs. Boner, Coppinger, Goldman, Griggs and Johnson. In making this disclosure, the Company has relied solely on the representations of its directors, executive officers and its ten percent holders and copies of the reports furnished to the Company.

                            STOCK PERFORMANCE CHART

             ZIMMERMAN      RUSSELL        NASDAQ NON-
           SIGN COMPANY   2000 INDEX        FINANCIAL
           -------------  -----------  -------------------
1/22/97      $  100.00     $  100.00        $  100.00
3/31/97         140.00         92.97            86.57
6/30/97         145.00        108.04           102.61
9/30/97         147.52        124.10           120.21
12/31/97        150.00        119.94           108.92

                           RELATED PARTY TRANSACTIONS

    None.

                                   PROPOSAL 2
                    RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors has selected KPMG Peat Marwick LLP ("KPMG") as the independent auditors of the Company for the year ended December 31, 1998. It is anticipated that representatives of KPMG, who also served as the Company's independent auditors for the year ended December 31, 1997, will be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they so desire and to answer any appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2

                             STOCKHOLDER PROPOSALS

    Any proposal which a stockholder intends to present at next year's Annual Meeting of Stockholders must be received at the Company's principal executive office not later than December 16, 1998 in order to be included in the proxy material for such meeting.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action at the meeting. As to any business which would properly come before the meeting, the Proxies confer discretionary authority in the persons named therein and those persons will vote or act in accordance with their best judgment with respect thereto.

                                          By Order of the Board of Directors

                                          /s/ Jeffrey P. Johnson

                                          Jeffrey P. Johnson
                                          SECRETARY

April 16, 1998

ZMN70 3                           DETACH HERE


                                     PROXY


                             ZIMMERMAN SIGN COMPANY

                         ANNUAL MEETING OF STOCKHOLDER


     The undersigned hereby appoints David E. Anderson and Jeffrey P. Johnson, each with power to act without the other and with full power of substitution, as Proxies to represent and to vote, as designated on the reverse, all Common Stock of Zimmerman Sign Company owned by the undersigned, at the Annual Meeting of Stockholders to be held at the Holiday Inn - Southeast Crossing, 3310 Troup Hwy., Tyler, Texas 75701, on May 22, 1998 at 10:00 a.m. central time, upon such other business as may properly come before the meeting or any adjustment thereof including the following:

---------------                                                  ---------------
  SEE REVERSE                                                      SEE REVERSE
     SIDE    (Continued, and to be signed and dated on reverse side)   SIDE
---------------                                                  ---------------

ZMN70 4                           DETACH HERE


/X/ Please mark
    votes as in
    this example.

   This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder, if no specific direction is given, this proxy will be voted (i) for the election of the nominees for director, (ii) for the ratification of the selection of KPMG Peat Marwick LLP as independent public accountants to audit the Company's financial statements for the 1998 fiscal year and (iii) at the discretion of the proxy holders with regard to any other matter that may properly come before the meeting or any adjournment thereof.

   1. Election of Directors.                                                                            FOR   AGAINST  ABSTAIN
      NOMINEES:  David E. Anderson, Tom E. Boner,       2. Ratification of the selection of KPMG Peat  /  /    /   /    /   /
                 Carl A. Goldman, Steven B. Lapin,         Marwick LLP as independent public
                 Ray T.K. Thung                            accountants to audit the Company's
                                                           financial statements for the 1998 fiscal
                    FOR    WITHHELD                        year.
                   /  /     /   /
                                                        3. In their discretion, on any other matter
                                                           that may properly come before the meeting
                                      MARK HERE   /  /     or any adjournment thereof.
                                      FOR ADDRESS
                                      CHANGE AND
                                      NOTE BELOW
   /  /
       --------------------------------------------     This proxy may be revoked prior to the exercise of the powers conferred
   INSTRUCTION:  To withhold authority to vote for      by the proxy.
                 any individual nominee, write that
                 nominee's name in the space above.     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                                        PLEASE DATE, SIGN EXACTLY AS SHOWN HEREON AND MAIL PROMPTLY THIS PROXY
                                                        IN THE ENCLOSED ENVELOPE.

                                                        Note: When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such.  If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in the partnership name by an authorized person.


Signature:                       Date:              Signature:                      Date:
          ----------------------      ----------              ----------------------      ----------